Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of June 27, 2008 (the “Amendment Date”), by and among HELICOS BIOSCIENCES CORPORATION, a Delaware corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation acting in its capacity as agent (the “Agent”) for the lenders under the Loan Agreement (as defined below) (the “Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrower, the Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of December 31, 2007, as amended by that certain First Amendment to Loan and Security Agreement and Post-Closing Obligations Letter dated as of February 14, 2008 (as so amended and as the same may be further amended, supplemented and modified from time to time, the “Loan Agreement”; capitalized terms used herein have the meanings given to them in the Loan Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrower certain loans and other extensions of credit in accordance with the terms and conditions thereof;

WHEREAS, Borrower has requested that Agent and Lenders amend certain provisions of the Loan Agreement, in each case in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Lenders and Agent hereby agree as follows:

1.             Acknowledgment of Obligations.  Borrower hereby acknowledges, confirms and agrees that as of the close of business on the Amendment Date, after giving effect to the making of the Subsequent Term Loan, Borrower is indebted to the Lenders in respect of the Term Loans in the aggregate principal amount of $20,000,000.  All such Term Loans, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrower to Agent and Lenders under the Loan Agreement and the other Debt Documents, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2.             Amendments to Loan Agreement.  Subject to the terms and conditions of this Amendment (including, without limitation, the conditions to effectiveness set forth in Section 5 below), and effective as of the Effective Date (as such term is defined in Section 5 below), the Loan Agreement is hereby amended as follows:

(a)           Section 2.3(a) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing the following in lieu thereof:

                “(a)         Interest.  Each Term Loan shall accrue interest in arrears from the date made until such Term Loan is fully repaid at a fixed per annum rate of interest equal to the sum of (x) with respect to the Initial Term Loan, (i) the greater of (A) the Treasury Rate (as defined below) in effect on the day that is three (3) Business Days prior to the making of such Term Loan as determined by Agent and (B) 3.84% plus (ii) 6.11%, and (y) with respect to the Subsequent Term Loan, (i) the greater of (A) the Treasury Rate (as defined below) in effect on the day that is three (3) Business Days prior to the making of such Term Loan as determined by Agent and (B) 3.17% plus (ii) 8.33%.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, consisting of twelve 30-day months.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.  As used herein, the term “Treasury Rate” means a per annum rate of interest equal to the rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 entitled “Selected Interest Rates” under the heading “U.S. Government Securities/Treasury Constant Maturities” as the three year treasuries constant maturities rate.  In the event Release H.15 is no longer published, Agent shall select a comparable publication to determine the U.S. Treasury note yield to maturity.”

(b)           Section 2.3(b) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing the following in lieu thereof:

                “(b)         Payments of Principal and Interest.  For the Initial Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, (i) five (5) consecutive payments of interest only (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on the first day of each calendar month (a “Scheduled Payment Date”) commencing on February 1, 2008 and (ii) thirty-one (31) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on each Scheduled Payment Date commencing on July 1, 2008.  For the Subsequent Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, thirty-six (36) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on each Scheduled Payment Date commencing on the first day of the calendar month occurring after the month during which the Subsequent Term Loan was made (each such payment made pursuant to each of the immediately preceding two sentences, a “Scheduled Payment”).  The amount of each such payment of principal and interest shall be calculated by the Agent and shall be sufficient to fully amortize the principal and interest due with respect to the applicable Term Loan over such repayment period.  Notwithstanding the foregoing, all unpaid principal and accrued interest with respect to a Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) the first day of the thirty-seventh month following the date such Term Loan was made or (B) the date that such Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Applicable Term Loan Maturity Date”). Each Scheduled Payment, when paid, shall be applied first to the payment of accrued and unpaid interest on the applicable Term Loan and then to unpaid principal balance of such Term Loan.  Without limiting the foregoing, all Obligations shall be due and payable on the Applicable Term Loan Maturity Date for the last Term Loan made.”

(c)           A new Section 2.9 to the Loan Agreement shall be added to read as follows:

                “2.9        Authorization and Issuance of the Warrants.  As of June 27, 2008, Borrower has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of up to 110,000 shares of Common Stock of Borrower at an exercise price of $4.80 per share.  The exercise period shall expire six (6) years from the date such Warrant is issued.”

(d)           Section 4.2(c) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing the following in lieu thereof:

                                “(c)         [Reserved.]”

(e)           Section 5.5 of the Loan Agreement is hereby amended by adding the following new sentence at the end of such section:

“For the purposes of the immediately preceding sentence, the revised annual operating plan of Borrower delivered to Agent and Lenders in connection with that certain Second Amendment to Loan and Security Agreement, dated as of June 27, 2008, among Borrower, Agent and Lenders, shall constitute the most recent annual operating plan of Borrower until such time as a more recent annual operating plan of Borrower is provided in accordance with Section 6.3.”

(f)            Section 6.6 of the Loan Agreement is hereby amended by deleting such section in its entirety and replacing the following in lieu thereof:

“6.6        Agreement with Landlord/Bailee.  Each Loan Party shall use commercially reasonable efforts to obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral (other than finished commercial products which are under contract for sale with a third party in the ordinary course of business but which are classified as inventory pursuant to GAAP) with an aggregate value in excess of $250,000 is located (other than real property owned by such Loan Party) as Agent may reasonably require provided, however, that the Agent shall not exercise any of its rights under such Access Agreements unless entitled to do so pursuant to this Agreement.

(g)           Section 6.8(c) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing the following in lieu thereof:

“(c)         Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except (A) to Agent (on behalf of itself and Lenders), (B) for maintenance and repair (C) or for a Permitted Disposition), or (ii) remove any of the Collateral from the continental United States other than (x) Inventory with a value not to exceed $1,000,000, (y) finished commercial products which are under contract for sale or collaboration with a third party but which are classified as inventory pursuant to GAAP in an amount not to exceed 5 units of  the Helicos Genetic Analysis Systems (which includes the HeliScope Single Molecule Sequencer), and (z) cash not to exceed $100,000.

(h)           Section 6.8(g) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing the following in lieu thereof:

“(g)         Borrower agrees to maintain, at all times, unrestricted cash in account number                  of Borrower at RBS Citizens, National Association (the “Cash Account”) equal to at least ten million dollars ($10,000,000.00).  Borrower shall provide Agent and each Lender with (i) within five Business Days after the end of each month, a summary of cash balances in form and substance satisfactory to Agent located in any deposit accounts (including the Cash Account) of the Borrower or any of its Subsidiaries and (ii) such other information as Agent may reasonably request from time to time to evidence compliance with this Section 6.8(g).  The Cash Account shall be subject to an Account Control Agreement pursuant to Section 7.10.”

(i)            The Loan Agreement is hereby further amended by adding new Exhibit F, which is attached to this Amendment as Exhibit F.

3.             No Other Amendments.  Except for the amendments set forth and referred to in Section 2 above, the Loan Agreement shall remain unchanged and in full force and effect.  Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations.

4.             Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, Borrower does hereby warrant, represent and covenant to Agent and Lenders that after giving effect to this Amendment (i) each representation or warranty of the Borrower set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the Amendment Date as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (ii) no Default or Event of Default has occurred and is continuing as of the date hereof and (iii) Borrower has the power and is duly authorized to enter into, deliver and perform this Amendment and this Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

5.             Condition Precedent to Effectiveness of this Amendment.  This Amendment shall become effective as of the Amendment Date, and the amendments set forth in Section 2 hereof shall be deemed to be effective as of the Amendment Date (the “Effective Date”), upon the satisfaction in full of each of the following conditions precedent:

                                (a) receipt by the Agent of one or more counterparts of this Amendment duly executed and delivered by the Borrower, Agent and Lenders, in form and substance satisfactory to Agent and Lenders;

                                (b) receipt by the Agent of payment by the Borrower of the Amendment Fee (defined below) in immediately available funds; and

                                (c) receipt by Agent of such certificates, documents and other information necessary or required by Agent and Lenders to satisfy the conditions set forth in Sections 4.2(a) and 4.2(b) of the Loan Agreement, including, without limitation, the following documents:

(i) an officer’s certificate in form and substance satisfactory to Agent;

(ii) a secretary’s certificate, in form and substance satisfactory to Agent;

(iii) an updated Perfection Certificate, in form and substance satisfactory to Agent; and

(iv) a disbursement instruction letter, in form and substance satisfactory to Agent.

6.             The Amendment Fee.  The Borrower hereby agrees to pay to the Agent, for the ratable benefit of the Lenders, an amendment fee (the “Amendment Fee”) in an amount equal to $150,000.00, as of the date of this Agreement.

7.             Release.

(a)           In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Agent and Lenders and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, the agents and other representatives (Agent and Lenders, and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever other than with respect to any claims made to correct manifest errors with respect to amounts owing pursuant to the Loan Agreement or other Debt Documents (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, this Amendment or any of the other Debt Documents or transactions thereunder or related thereto.

(b)           Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

8.             Covenant Not To Sue.         Borrower, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to Section 6 above.  If Borrower or any of its respective successors, assigns or other legal representatives violates the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, jointly and severally agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9.             Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.

10.          Severability of Provisions.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.          Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

13.          Entire Agreement.  The Loan Agreement as and when amended through this Amendment embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

14.          No Strict Construction, Etc.  The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.  Time is of the essence for this Amendment.

15.          Costs and Expenses.  Borrower absolutely and unconditionally agree to reimburse Agent and Lenders for all reasonable out-of-pocket fees, costs and expenses, including all reasonable fees and expenses of counsel, incurred in the preparation, negotiation, execution and delivery of this Amendment and any other Debt Documents or other agreements prepared, negotiated, executed or delivered in connection with this Amendment or transactions contemplated hereby, all in accordance with Section 10.5 of the Loan Agreement.

[Signature Page to Follow]

                IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Stephen J. Lombardi
Name:	Stephen J. Lombardi
Title:	President

[Additional signature pages to follow]

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Danijela Gjenero
Name:	Danijela Gjenero
Title:	Duly Authorized Signatory

LENDER:

CIT HEALTHCARE LLC

By:	/s/ Jonathan L. Domm
Name:	Jonathan L. Domm
Title:	Senior Vice President

EXHIBIT F

FORM OF WARRANT